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                                                                      Exhibit 10

                          Arrangements with Executive


     In November 1996, the registrant entered into an arrangement with Lawrence
H. Tveten ("Executive") in connection with pending negotiations to sell registrant's Marine Systems Group (the "Sale Transaction"), of which Executive was the Group Vice President. In connection with Executive's expected retirement from registrant, and in consideration for Executive's continued service to registrant during the pendency of the Sale Transaction, it was agreed that:

     . Executive shall be entitled to participate in registrant's Management Incentive Plan for the fiscal year ending March 31, 1997, through the earliest of the closing of the Sale Transaction, discontinuance of Executive's services to registrant, or March 31, 1997.

     . Executive shall be entitled to participate in registrant's Flexible Perquisite Account Program and registrant's financial counseling program, in each case through the earlier of the discontinuance of Executive's services to registrant, or March 31, 1997.

     . A stock option installment of 2,667 shares, exercisable at $37.375 per share, that would otherwise be forfeited in connection with Executive's retirement, would be allowed to vest and become exercisable on June 1, 1997; and a stock option installment of 1,000 shares, exercisable at $46.125 per share, that would otherwise be forfeited in connection with Executive's retirement, would be allowed to vest and become exercisable on May 21, 1997.

     In December 1996, the registrant also entered into an incentive arrangement with Executive in connection with the Sale Transaction. In consideration for Executive's agreement to, among other things, maximize the value to registrant of the Sale Transaction, the registrant agreed to pay Executive an amount equal to one percent of the amount by which the purchase price paid by the buyer in the Sale Transaction exceeds $140,000,000.